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Exhibit 10.24


FIRST CHOICE HEALTH NETWORK, INC.
PRESIDENT/CEO EMPLOYMENT AGREEMENT

This agreement is made by and between First Choice Health Network, Inc. (hereinafter referred to as "Employer") and Gary R. Gannaway (hereinafter referred to as "Gannaway") effective January 1, 2003.

WHEREAS, Employer desires to secure the Services of Gannaway as an employee of First Choice Health Network, Inc., and whereas Gannaway desires to accept a three (3) year contract of employment beginning January 1, 2003;

NOW, THEREFORE, in consideration of the material advantages accruing to the parties herein and the mutual covenants contained herein, the parties agree as follows:

1. CAPACITY OF EMPLOYMENT AND GENERAL DUTIES. Gannaway shall render full-time professional services to Employer in the capacity of President/CEO of Employer's corporation for three (3) years.

He shall, at all times, faithfully, industriously, and to the best of his ability, perform all duties that may be required of him by virtue of his position as President/CEO and all duties set forth in Employer's Bylaws to the reasonable satisfaction of the Board of Directors. His duties shall specifically include supervision of personnel and financial matters, attendance at meetings of the Board, reports to the Board concerning all phases of the operation of Employer, employment of personnel and acquisition of capital assets, product development, seeing that Employer meets or exceeds its annual business goals as approved by the Board of Directors, and performance of all other duties associated with a position of this nature.

Gannaway is hereby vested with authority to act on behalf of the Board in keeping with the policies adopted by the Board, as amended from time to time. In addition, he shall perform in the same manner any special duties assigned or delegated to him by the Board.

2. COMPENSATION. In consideration for these services as President/CEO, Employer agrees to pay Gannaway Three Hundred and Two Thousand Nine Hundred Forty Dollars ($302,940) per annum as base salary (payable in twenty-six (26) equal installments for the first year under this contract.

Base compensation for the second and third years of the contract shall be increased annually 2% per year. Increases to base salary shall be effective on the anniversary date of employment.

Gannaway shall be eligible for an annual incentive compensation bonus of 0 - 50% of base pay according to performance achieved against mutually determined objectives. Eighty percent (80%) of the bonus potential will be based on performance against specific management objectives, and twenty percent (20%) based on the company's financial performance.


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The amount of the annual bonus shall be determined and awarded by the Board of
Directors following acceptance each year by the Board of the independent auditor's report for
Employer.

Gannaway shall also be eligible for a long-term incentive plan as set forth in
Exhibit 1 to this Agreement.
3. VACATION, SICK LEAVE, HOLIDAYS AND OTHER BENEFITS.
(a) Gannaway shall be entitled to twenty-five (25) days of compensated vacation time in each of the contract years. Vacation leave can be carried over from one year to the next, but total accumulation of accrued by unused vacation shall at no time exceed forty (40 ) days.

(b) Gannaway shall also be entitled to up to ten (10) days of paid sick leave to be taken, if required, in each contract year, subject to the exercise of good faith.

(c) Gannaway shall be entitled to nine (9) paid holidays Per Year, which include those holidays observed by other employees of Employer.

(d) In the event of a single period of prolonged inability to work due to the results of an illness or an injury, Gannaway shall be compensated at his full rate of pay up to three (3) months from the date of the illness or injury or until group long-term disability benefits begin, whichever occurs earlier.

(e) Gannaway shall be permitted to be absent from Employer during working days to attend professional meetings in the United States and to attend such outside professional duties in the health care and/or insurance fields as have been mutually agreed upon between him and the Chair of the Board. Attendance at such approved meetings and accomplishment of approved professional duties shall be fully compensated service time and shall not be considered Vacation time.

(f) Employer shall reimburse Gannaway for all expenses incurred by him incident to attendance at approved professional meetings, and reimburse him for such business and entertainment expenses incurred by Gannaway in furtherance of Employer's interest, provided, however, that such reimbursement is consistent with policies of the Board and approved by the Chair.

(g) Pay Gannaway Five Hundred Dollars ($500) per month as an automobile allowance plus operating expenses for business use of a personal automobile.

(h) Provide Gannaway with an employer paid parking space in the office building.

4. 401-K RETIREMENT PLAN. Gannaway shall he entitled to participate in the Employer-sponsored 401-K tax-deferred retirement savings plan.

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5. PROFESSIONAL AFFILIATIONS .  Employer agrees to pay dues to professional associations and societies and to such service organizations and clubs of which Gannaway is a member, approved by the chairman of the Board of Directors as being in the best interests of the Employer.

6. INSURANCE BENEFITS AND MISCELLANEOUS BENEFITS. Employer also agrees to:

(a) provide, throughout the term of this contact, a group life insurance policy for Gannaway in an amount equivalent to two times his annual base salary, payable to the beneficiary of his choice. This coverage shall be provided through the carrier which provides group coverage for Employer.

(b) provide comprehensive health/major medical, long-term disability, and dental insurance for Gannaway and his dependents through the same Employer group coverage carrier as provided to other employees.

7. TERMINATION OF EMPLOYMENT. The Board may, in its discretion, terminate Gannaway's duties as President/CEO. Such action shall require a majority vote of the entire Board and become effective when such a vote is taken. After such termination, all rights, duties, and obligations of both parties shall cease except that Employer shall continue to pay Gannaway, as an agreed upon termination payment, his then monthly salary for a maximum of twenty-four (24) months but reduced for each day of service not to go below twelve (12) months or until Gannaway secures other employment, whichever occurs first.

No agreed upon termination payment shall be made of Gannaway if he is terminated for cause. Cause includes but is not exclusive to: theft, dishonesty, conviction of a felony, illegal substance use, alcohol addiction, gross neglect of duty, or the willful engaging by Gannaway in misconduct which is materially injurious to the Company, monetarily or otherwise.

After notification of termination and until Employer's obligations cease under this agreement or Gannaway obtains other employment, whichever occurs sooner, Gannaway shall not be required to perform any duties for Employer or come to the offices of Employer. During the period in which termination payments are being made, Employer agrees to keep Gannaway's group life, long-term disability, and medical insurance coverage paid up and in effect so long as permitted under the applicable contracts of insurance.

In the event Employer terminates Gannaway on the basis of gross neglect of duty or willfully engaging in misconduct and the parties are in disagreement whether the conduct complained of constitutes gross neglect or unbefitting conduct, the parties agree to submit to binding arbitration the issue of whether or not the conduct complained of constitutes gross neglect of duty or unbefitting conduct. The arbitrator shall be a person familiar with health care management and related issues. The parties shall fast attempt to select a mutually acceptable arbitrator; if the parties are unable to mutually agree upon an arbitrator, each party shall select an arbitrator of their choice. The arbitrators selected by each party shall, in turn, select a third arbitrator who shall arbitrate this issue and this decision shall be binding upon the parties,



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8. CHANGE IN EXECUTIVE DUTIES.  In the event Employer merges with, acquires, or is sold to another entity or business and it can reasonably be found that Gannaway is no longer substantially performing the duties of the President/CEO of Employer, Gannaway shall have the right, in his complete discretion, to terminate this contract by written notice delivered to the Chairman of the Board. After such termination, all rights, duties and obligations of both shall cease except that Employer shall continue to pay Gannaway his then monthly salary for the month in which his duties were terminated, and for twelve (12) consecutive months thereafter or until Gannaway secures other employment, whichever first occurs, as the agreed upon termination payment. During this period, Gannaway shall not be required to perform any duties for Employer or come to the offices of Employer. During the period in which such termination payments are being made, Employer agrees to keep Gangway's group life, long-term disability, and medical insurance coverage paid up and in effect, to the extent permitted under the applicable benefit plan and contracts.

9. TERMINATION BY EXECUTIVE. Should Gannaway in his discretion elect to terminate this contract for any other reason than as stated in Paragraph 8, he shall give the Board one hundred eighty (180) days, if within first year of this agreement, or ninety (90) days thereafter written notice of his decision to terminate. At the end of this notification period, all rights, duties, and obligations of both parties to the contract shall cease, with the exception of those cited in paragraph 10.

10. DISCLOSURE OF CONFIDENTIAL INFORMATION. Gannaway acknowledges that he has been entrusted with confidential information regarding Employer's operations, management, business strategy, and marketing, including Employer's financial, operation and marketing policies and procedures and Employer's agreements and relationships with shareholders and other service providers, insurers, claim administrators, and brokers. Gannaway also acknowledges that Employer has developed specialized techniques, procedures, and computer programs for assessing and assuring the quality of its operation and service to its constituents and that such techniques, procedures and programs, together with the information derived thereby, constitute proprietary trade secrets.

Gannaway promises not to disclose or make any private use of such confidential information and trade secrets during the term of this agreement or at any time thereafter. Gannaway agrees not to accept employment by or to be associated with any other managed care organization owned or operated in geographical areas served by Employer, for a period to twelve (12) months after termination of this agreement.

11. INDEMNIFICATION. Employer shall indemnify Gannaway against expenses actually and necessarily incurred by him in connection with defense or settlement of any action suit or proceeding in which he is made a party by reason of being or having been President/CEO of the corporation, except in relation to matters as to which Gannaway shall be adjudged in any such action, suit, or proceeding liable for misconduct in the performance of duty, as is provided in the Articles of Incorporation and/or Bylaws of Employer.



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Employer shall purchase and maintain comprehensive general, contingent, professional, and directors and offices liability insurance subject to reasonable availability on behalf of Gannaway against any liabilities, or settlement based on asserted liability incurred by Gannaway for reason of being or having been President/CEO of Employer, whether or not Employer would have the power to indemnify Gannaway against such liability or settlement under the provisions of this section.

12. EXTENSIONS AND RENEWALS. Negotiations for the extension of this contract, or for agreement on the terms of a new contract shall be completed, or the decision made not to negotiate a new contract made, not later than the end of the ninth (9th) month of the final contract year. By mutual agreement of the parties, this contract and all its terms and conditions may be extended from year to year or for a term beyond its initial term by a simple letter exchanged between the parties at any time during the contract term.

13. ENTIRE AGREEMENT. This contract constitutes the entire agreement between the parties and contains all the agreement between them with respect to the subject matter hereof. It also supersedes any and all other agreements and contracts, either oral or written, between the Parties With respect to the subject matter hereof.

14. MODIFICATION OF TERMS. Except as other wise specifically provided, the terms and conditions of this contract may be amended at any time by mutual agreement of the parties, provided that before any amendment shall be valid or effective it shall have been reduced to writing and signed by the Chairman of the Board and Gannaway,

15. SEVERABILITY. The invalidity or unenforceability of any particular provision of this contract shall not affect its other provisions and this contract shall be construed in all respects as if such invalid or unenforceable provision had been omitted.

16. BINDING EFFECT. This agreement shall be binding upon and inure to the benefit of Employer, its successors and assigns, and shall be binding upon Gannaway, his administrators, executor, legatees, heirs, and assignees.

17. APPLICABLE LAW. This agreement shall be construed and enforced under and in accordance with the law of the State of Washington.





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18. COSTS OF ENFORCEMENT.  Should either party be required to take action to enforce the terms of this agreement or the rights and obligations hereunder, the prevailing party shall be entitled to recover its costs of enforcement, including court costs, reasonable attorney's fees, and arbitration fees. DATED this 19th day of December, 2003


FIRST CHOICE HEALTH NETWORK, INC.


/s/-----------------------------
Paul Elliott, Chair


/s/-----------------------------
Gary Gannaway




















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